Exhibit 99.1

DRI Corporation Appoints Oliver Wels as President

  Oliver Wels Assumes Responsibility for the Company’s Global Operations
  David L. Turney Continues as Chairman of the Board and Chief Executive Officer

DALLAS--(BUSINESS WIRE)--March 31, 2010--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that Oliver Wels was appointed President of DRI Corporation, effective March 25, 2010.

As recommended by David L. Turney and approved by DRI’s Board of Directors, Mr. Wels assumes full responsibility for the Company’s global operations in anticipation of management’s accelerated growth plans. Mr. Turney continues as the Company’s Chairman of the Board and Chief Executive Officer.

Mr. Turney said: “It is with great pleasure that I announce the well-earned and deserved promotion of Oliver to lead our worldwide operations. Since 2005, he has led our international operations from less than $20 million in annual revenues to an anticipated $70 million-plus in annual revenues and corresponding earnings in fiscal year 2010. By shifting some of my workload to Oliver and his team, I will be better able to concentrate on accelerating future growth, strategic matters, investor relations, and the overall expansion of the entire organization. By assuming responsibility and authority for all operations worldwide, Oliver can better coordinate synergies at all levels in all operations through greater cross utilization of our assets.”

Mr. Wels responded: “I am very excited about this opportunity and increased responsibility. I am extremely thankful for the trust provided by our Chairman and the entire Board of Directors, and I am deeply optimistic about the Company’s future. This will enable me to direct our worldwide teams as a combined entity to accomplish additional growth and increase profitability, and it will help advance career opportunities for DRI team members.”

ABOUT OLIVER WELS

Mr. Wels, age 44, has more than 20 years’ experience in the international bus and coach industry. Prior to being appointed to his present position, he served as Chief Operating Officer of DRI’s Mobitec business group based in Sweden since July 2007. Previously, he served as Managing Director of the Company’s Mobitec GmbH subsidiary in Germany from March 2005 to July 2007.

Prior to joining the Company, Mr. Wels held key positions at Carrier Sütrak, a wholly owned subsidiary of Carrier Corporation/United Technologies in Syracuse, N.Y., that provides air conditioning products for buses, coaches, and rail cars in Europe, the Middle East, and Africa. While there, he served as Sales Director from 2001 to 2005 and managed the marketing and distribution network development program from 1998 to 2001.

From 1995 to 1998, Mr. Wels served as Product Manager for Mobitec® products in Germany under an agreement between Mobitec AB and Carrier Sütrak.

From 1986 to 1995, Mr. Wels was Bus and Coach Sales Manager for Western Europe at Ortner and Gollmann, a sales and distribution company based in Germany. From 1983 to 1986, Mr. Wels served that organization in various developmental roles.

Mr. Wels holds an MBA in General Management from Sankt Gallen University in Switzerland with undergraduate studies in Business Administration.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell® video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the potential benefits of Mr. Wels’ appointment as President on the potential operations, growth, and profitability of the Company; anticipated international revenues and corresponding earnings in fiscal year 2010; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “should,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” “may,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including the risk that Mr. Wels’ appointment will not bring about the desired beneficial results or that anticipated international revenues and corresponding earnings in fiscal year 2010 may not occur, as well as risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2009, and quarterly report on Form 10-Q filed Nov. 16, 2009, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

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CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Vice President, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com